Exhibit 12

Wahed Real Estate Series 1 LLC

27 East 28th Street, 8th floor

New York, NY 10016

February 6, 2026

To the Manager Member of Wahed Real Estate Series 1 LLC:

We are acting as counsel to Wahed Real Estate Series 1 LLC, a Delaware series limited liability company (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement and the post-qualification amendments cover the contemplated sale of membership interests (the “Series Interests”) in each of the applicable series of the Company (each, a “Series”) as set forth on Schedule 1 hereto (each, an “Offering”).

In connection with the opinion contained herein, we have examined the offering statement and any amendments thereto, the certificate of formation of the Company, its Limited Liability Company Agreement, and the Series Designation of each such Series, each as amended through the date hereof, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Series Interests being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and holders of the Series Interests will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Series Interests.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP

SCHEDULE 1

Series Name	Offering Price per Interest	Maximum Offering Size
Series Paign Drive	$100.00	$313,600
Series Lake Overlook Drive	$100.00	$410,000
Series Waynick Drive	$100.00	$485,000
Series Golden Honey	$100.00	$498,000
Series Lure Lane	$100.00	$545,000